                                                                  Exhibit 6.1

                                  AGREEMENT

         This Agreement is entered into among K.T. Mao ("Shareholder A"), Janice A. Jones ("Shareholder B"), and Chartwell International, Inc., a Nevada corporation, (the "Company") on September 6, 1996.

         WHEREAS, the Company represents that it is a publicly-held company and its common stock is traded in the OTC Bulletin Board;

         WHEREAS, the Company represents that it need additional equity and working capital and that it needs to restructure its equity and debt structure in order to attract new management, to meet certain pending obligations, and to raise new capital;

         WHEREAS, Shareholder A and Shareholder B represents that they are major shareholders of the Company and have made major loans and advances to the Company;

         WHEREAS, the Company has asked Shareholder A and Shareholder B to contribute additional capital;

         WHEREAS, Shareholder A and Shareholder B hereby agree to contribute additional capital pursuant to the terms and conditions as set forth below:

         1. Shareholder A agrees to contribute and return three and a half million (3,500,000) shares of the restricted common stock of the Company ("Shares A") which he owns back to the Company for use by the Company to attract new management and to meet certain pending obligations, subject to Paragraph 2 herein;

         2. Shareholder A and the Company agree that out of Share A, only up to one million (1,000,000) shares can be liquidated pursuant to Rule 144 of the Securities Act of 1933 (Rule 144") and the net proceeds from such sale will be contributed by Shareholder A to the Company's capital account;

         3. Shareholder A and the Company agree that the regu7latory compliance for SEC filings and any tax consequences for the sale of any portion of Share A pursuant to Rule 144 is the responsibility of Shareholder A and therefore the sale must be coordinated between the parties in order for Shareholder A to comply with all the provisions of Rule 144, including the provision restricting the volume of share that can be sold over any 90-day period;

         4. Shareholder A also agrees and hereby confirms the contribution to capital of the Company the rights and interest on his $537,092 promissory note due from the Company and related accrued interest effective July 31, 1995;

         5. Shareholder B agrees to contribute and return three and a half million (3,500,000) shares of the restricted common stock of the Company ("Shares B") which she owns back to the Company for use by the Company to attract new management and to meet certain pending obligations, subject to Paragraph 6 herein;

         6. Shareholder B and the Company agree that out of Share B, at least one million (1,000,000) shares can be liquidated pursuant to Rule 144 of the Securities Act of 1933 ("Rule 144") and the net proceeds from such sale will be contributed by Shareholder B to the Company's capital account;

         7. Shareholder B and the Company agree that the regulatory compliance for SEC filings and any tax consequences for the sale of any portion of Share B pursuant to Rule 144 is the responsibility of Shareholder B and therefore the sale must be coordinated between the parties in order for Shareholder B to comply with all the provisions of Rule 144, including the provision restricting the volume of shares that can be sold over any 90-day period;

         IN CONSIDERATION OF THE FOREGOING, the parties agree as follows:

         8. In accepting Share A and Share B as contribution to capital, the Company agrees that these shares will be used solely for the purposes (a) to provide incentives to attract and recruit senior management personnel to assist the Company including a Chief Executive Officer, a marketing specialist, a specialist experienced in sports businesses and markets, and a specialist experienced in developing businesses for the marketing of sports scholarships; (b) to provide compensation to an entity to raise new capital for the Company; (c) to pay for professional services including legal and accounting services; and (d) to meet certain pending obligations.

         9. The Company also agrees that by no later than March 31, 1997, it will expand the membership of the Board of Directors of the Company from the present two members by three additional new members to a total of five members, and that one of the new members shall be the new Chief Executive Officer and the other two members must be outside Board members.

         10. The Company also agrees to grant Shareholder A a stock purchase warrant to purchase four million (4,000,000) shares of restricted common stock of the Company's common stock, at an exercise price of twenty cents ($0.20) per share, expiring January 2, 2002.

         11. In the event any portion of Share A and Share B are not used or committed by the Company for the purposes as set forth in Paragraph 8 herein by March 31, 1997, all unused and uncommitted shares shall be returned respectively to Shareholder A and Shareholder B by no later than May 1, 1997.

         12. Shareholder A's performance of Paragraph 1 through 4 herein is subject to Shareholder B's performance of Paragraph 5 through 7.

         13. To achieve the purposes of this Agreement and the foregoing, the parties agree to prepare and execute such documents as necessary and as required by counsel, including but not limited to Board resolutions and stock purchase warrants.

         14. The representations contained in this Agreement shall be true on and as of the effective date of this Agreement.

         15. This Agreement constitute the entire agreement and understanding among the parties with respect to the subject matter herein and no party shall be liable or bound to any other party in any party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

         16. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         17. The Agreement shall be governed and construed exclusively in accordance with the laws of the State of Colorado.

         18. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Denver, State of Colorado, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. The prevailing party in such arbitration shall be entitled, in addition to such other relief may be granted, to a reasonable sum for attorney's fees and costs in such arbitration, which sum shall be determined by the Arbitrator.

         19. Any notice required under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post office, by registered or certified mail, postage prepaid, addressed (a) if to the Company, at 5445 DTC Parkway, Suite 735, Englewood, CO 80111; (b) if to Shareholder A, at 2676 E. Easter Avenue, Littleton, CO 80122-1706; and (c) if to Shareholder B, at 5445 DTC Parkway, Suite 735, Englewood, CO 80111 or at such other address as any party may designate by giving five (5) day's written notice to the other parties in the manner provided herein.

         20. Any term of this Agreement may be amended in writing by all the parties and when amended shall be binding on all parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SHAREHOLDER A                                   CHARTWELL INTERNATION, INC.
                                                A Nevada corporation



    /S/K.T. MAO                                 By  /S/ JANICE A. JONES
-----------------------                           ---------------------
K.T. Mao                                        Its President


SHAREHOLDER B


   /S/ JANICE A. JONES
-----------------------
Janice A. Jones

                                 AMENDMENT 1 TO
                                 AGREEMENT AMONG
                         K.T. MAO, JANICE A. JONES, AND
                          CHARTWELL INTERNATIONAL, INC.

         This is an Amendment 1 ("Amendment 1") dated October 7, 1996 to the Agreement which was entered into among K.T. Mao ("Shareholder A"), Janice A. Jones ("Shareholder B"), and Chartwell International, Inc., a Nevada corporation, (the "Company") on September 6, 1996 (the "Agreement").

         WHEREAS, Shareholder A, Shareholder B, and the Company agreed to certain terms and conditions pursuant to the Agreement, effective September 6, 1996, in regards to certain capital contributions by Shareholder A and Shareholder B to the Company;

         WHEREAS, the Company has researched its books and records and have confirmed the monies that were loaned to the Company by Shareholder A and is prepared to deliver to Shareholder A canceled promissory note, evidencing the $537,092 that was loaned by Shareholder A to the Company;

         WHEREAS, the Company has sought the opinion of a professional expert in taxation and has provided Shareholder A with said expert's opinion on the tax deductibility of the forgiveness of said promissory note; the Company hereby expresses its willingness to indemnify and to hold Shareholder A harmless from the tax consequences to Shareholder A, if any, that may result form the sale of the Company's common stock by Shareholder A pursuant to Paragraph 2 of the Agreement, and pursuant to applicable state and federal securities laws and regulations which the Company hereby represents and warrants to be in compliance with;

         NOW, THEREFORE, Shareholder A, Shareholder B, and the Company hereby agree as follows:

         1. The Company hereby agrees to indemnify and hold harmless Shareholder A, his heirs, successors and assigns, his attorney7s, accountants, and representatives, jointly and severally, each in their individual and representative capacities from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, or causes of actions, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of, or in connection with, in any way, from the tax consequences to Shareholder A, if any, that may result from the sale of the Company's common stock by Shareholder A pursuant to Paragraph 2 of the Agreement;

         2. The Company agrees to deliver to shareholder A upon the execution of this Amendment 1 all applicable documentation evidencing the $537,092 promissory note and the cancellation of the note by the Company.

         This Amendment 1, when executed by all the parties, shall be binding on all the parties and shall be construed, together with the Agreement, as part of the entire agreement between the parties.

Amendment 1 to Agreement among
K.T. Mao, Janice A. Jones and
Chartwell International, Inc.
October 7, 1996
Page 2

         IN WITNESS WHEREOF, the parties have executed this Agreement in Englewood, Colorado, effective as of the date first above written.

SHAREHOLDER A                                       CHARTWELL INTERNATIONAL, INC
                                                    A Nevada corporation



          /S/ K.T. MAO                              By     /S/ JANICE A. JONES
-----------------------                               --------------------------
K.T. Mao                                            Its President



SHAREHOLDER B


    /S/ JANICE A. JONES
-----------------------
Janice A. Jones

                                 AMENDMENT 2 TO
                                 AGREEMENT AMONG
                         K.T. MAO, JANICE A. JONES, AND
                          CHARTWELL INTERNATIONAL, INC.

         This is an Amendment 2 ("Amendment 2") dated October 7, 1996 to the Agreement which was entered into among K.T. Mao ("Shareholder A"), Janice A. Jones ("Shareholder B"), and Chartwell International, Inc., a Nevada corporation, (the "Company") on September 6, 1996 (the "Agreement").

         WHEREAS, Shareholder A, Shareholder B, and the Company agreed to certain terms and conditions pursuant to the Agreement, effective September 6, 1996 in regards to certain capital contributions by Shareholder A and Shareholder B to the Company;

         WHEREAS, pursuant to Paragraph 2 of the Agreement, the Company has instructed Shareholder A to sell his shares of common stock of the Company to the Company's designated market maker, La Jolla Securities Corporation (the "Market Maker");

         WHEREAS, as of the effective date of Amendment 2, Shareholder A has sold from his personal holdings 400,000 shares of the common stock of the Company to the Market Maker and has delivered the net proceeds of such sale as capital contribution to the Company pursuant to Paragraph 2 of the Agreement;

         WHEREAS, the Company endeavors and is interested in shareholder A's cooperation to speed up the process in the sale of Shareholder A's remaining commitment, pursuant to Paragraph 2 of the Agreement, which is an amount up to 600,000 shares of Shareholder A's holdings in the common stock of the Company;

         WHEREAS, the Company has asked Shareholder A to grant a Power of Attorney to the Company's officer and director, Alice M. Gluckman ("Officer and Director") with an authorization to permit the Officer and Director to instruct the Market Maker to transfer, sell, and release the net proceeds of such sale to the Company as Shareholder A's capital contribution to the Company, subject to Shareholder A's sole option to elect to reserve for Shareholder A's sole benefit the sale of twenty percent (20%) of the volume of shares that have been exempted from registration requirements pursuant to Rule 144 of the Securities Act of 1933 ("Rule 144") over any 90-day period;

         NOW, THEREFORE, Shareholder A, Shareholder B, and the Company hereby agree as follows:

         1. Shareholder A hereby agrees to grant and to deliver the Company a signed Power of Attorney ("Power of Attorney"), attached as Exhibit A, designating and authorizing the Company's officer and director, Alice M. Gluckman "Officer and Director") to instruct the Market Maker to transfer and sell up to 600,000 shares of the common stock of the Company from Shareholder A's holdings, pursuant to Paragraph 2 of the Agreement, to the Market Maker and to release the net proceeds of such sale to the Company as Shareholder A's capital contribution to the Company;

Amendment 2 to Agreement among
K.T. Mao, Janice A. Jones and
Chartwell International, Inc.
October 7, 1996
Page 2

         2. Company hereby agrees to advise and to notify Shareholder A in writing immediately upon the transfer and sale of any such shares, including the number of shares and the price per share;

         3. Shareholder B and the Company hereby agree to grant Shareholder A the sole option to elect to reserve for Shareholder A's sole benefit the sale of twenty percent (20%) of the volume of shares that have been exempted from registration requirements pursuant to Rule 144 of the Securities Act of 1933 ("Rule 144") over any 90-day period, in connection with any sale of stock pursuant to Paragraph 2 of the Agreement;

         4. Further, the Company hereby agrees to indemnify and hold harmless Shareholder A, his heirs, successors and assigns, his attorneys, accountants, and representatives, jointly and severally, each in their individual and representative capacities form any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, or causes of actions, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of, or in connecting with, in any way, relating to any potential, alleged, or actual breach of applicable federal and state securities laws and regulations from the sale of the Company's common stock by Shareholder A pursuant to Paragraph 2 of the Agreement;

         This Amendment 2, when executed by all the parties, shall be binding on all the parties and shall be construed, together with the Agreement, as part of the entire agreement between the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement in Englewood, Colorado, effective as of the date first above written.

SHAREHOLDER A                                      CHARTWELL INTERNATIONAL, INC.
                                                   A Nevada corporation



    /S/ K.T. MAO                                   By    /S/ JANICE A. JONES
-----------------------                               --------------------------
K.T. Mao                                           Its President


SHAREHOLDER B


    /S/ JANICE A. JONES
-----------------------
Janice A. Jones